Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Media:	Jane Seccombe (336) 741-5068	Investor Relations:	Morris Moore (336) 741-3116	RAI 2015-30

RAI recommends shareholders reject ‘mini-tender’ offer

by TRC Capital Corporation

WINSTON-SALEM, N.C. – Nov. 5, 2015 – Reynolds American Inc. (NYSE-RAI) has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (TRC Capital) to purchase up to 2 million shares of RAI’s common stock at a price of $43.95 per share in cash. The offering price is approximately 4.41 percent below the closing price per share of RAI’s common stock on Nov. 3, 2015, the last trading day before the offer was commenced. The offer is for approximately 0.14 percent of the outstanding shares of RAI’s common stock.

RAI does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that shareholders do not tender their shares. RAI is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made many similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers seek less than 5 percent of a company’s outstanding shares, and thus are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the U.S. Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws.

The SEC has cautioned investors about mini-tender offers, noting that “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s guidance to investors on mini-tender offers is available at http://www.sec.gov/investor/pubs/minitend.htm.

Shareholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer. RAI recommends that shareholders who have not responded to TRC Capital’s offer take no action. Shareholders who have already tendered their shares may withdraw them at any time prior to 12:01 a.m., New York City time, on Friday, Dec. 4, 2015, in accordance with TRC Capital’s offering documents.

RAI encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

RAI requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to RAI shares of common stock.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include three of the best-selling cigarettes in the U.S.: Newport, Camel and Pall Mall. These brands, and its other brands, are manufactured in a variety of styles and marketed in the U.S.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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